Warren Resources Signs Long-term Drilling Rig Contracts for Wilmington Townlot Unit

NEW YORK, Sept. 13 /PRNewswire-FirstCall/ -- Warren Resources, Inc. (Nasdaq: WRES) ("Warren" or "Company") announced that its wholly-owned subsidiary, Warren E&P, Inc. has recently signed two new agreements for drilling rigs and related services with Nabors Well Services Co. ("Nabors") and Ensign US Drilling ("Ensign") for drilling oil wells in the Company's Wilmington Townlot Unit, Wilmington, California.

The Nabors agreement has an initial term of two years, with Warren having the right to extend the drilling rig contract for one additional year. Under the terms of the contract, Nabors will supply the drilling Rig # 411 complete with an operating crew of 24 persons. The contract provides for directional drilling to maximum well depths of 10,000 feet using a 1,000 horsepower GE electric motor. The daily charge for the rig at operating rates along with the Nabors' crew is approximately $20,000, representing an annual contract commitment of approximately $7 million. The rig is currently being retrofitted by Nabors and will be mobilized and begin drilling directional wells at the Wilmington Unit in October 2005.

The Ensign agreement has a term of one year. Under the terms of the contract, Ensign is supplying the drilling Rig # 518 complete with an operating crew of 22 persons. The contract provides for directional drilling to maximum well depths of 5,500 feet using a 600 horsepower diesel motor. The daily charge for the rig at operating rates along with the Ensign's crew is approximately $12,000, representing an annual contract commitment of approximately $4.4 million. The rig is onsite and currently drilling directional wells at the Wilmington Unit.

"These new drilling rig agreements with Nabors and Ensign will assure long-term rig availability for our Wilmington Townlot Unit," noted Norman F. Swanton, Warren's Chairman and CEO, "and should allow us to accelerate the rate of development of the field over the next few years."

About Warren Resources

Warren Resources, Inc. is a growing independent energy company engaged in the exploration and development of domestic natural gas and oil reserves. Warren is primarily focused on the exploration and development of coalbed methane properties located in the Rocky Mountain region and its water flood oil recovery program in the Wilmington Unit located in the Los Angeles Basin of California. The Company is headquartered in New York, New York, and its exploration and development subsidiary, Warren E&P, Inc., is based in Casper, Wyoming and Long Beach, California.